Exhibit 10.8

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of July 27, 2015 (the “Amendment”), to the Employment Agreement, effective February 1, 2010 (the “Agreement”) is entered into by and between Caris Science, Inc (the “Company”), and David Spetzler (“Employee”). Caris and Employee are sometimes referred to individually as a “Party” or collectively as the “Parties”. Terms not otherwise defined herein shall have the meaning described to them in the Agreement.

RECITALS

WHEREAS, the parties hereto desire to amend the certain terms of the Agreement as hereinafter set forth.

WHEREAS, except as amended by the provisions of this Amendment, the terms and provisions contained in the Agreement shall continue to govern the rights and obligations of the parties, and all provisions and covenants in the Agreement shall remain in full force and effect as stated therein. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of the Agreement shall control.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in the Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	The Recital A, including the definition of “Business” is hereby deleted in its entirety and replaced with the following:

A.            The Company is engaged in the business of providing diagnostic, therapy guidance, therapeutic products and services, including, without limitation, pathology and work flow solutions, tissue banking, data aggregation and analytics, disease diagnostics and analysis, molecular diagnostics, lab services, basic and developmental research, biomarker or target discovery, commercial development of related products or services, marketing, sale and commercialization that is: (i) directly or indirectly based on, connected with, or relating to lipid encapsulated bodies including intracellular or extracellular microvesicles or exosomes, (ii) directly or indirectly involved or based on use, interrogation, analysis, assessment or preparation of a human sample comprised of blood, urine, saliva or other bodily fluids or any component thereof for use in clinical assessment relating to cancer or other disease; (iii) directly or indirectly utilizes one or more libraries comprises of oligonucleotides or oligonucleotide derivatives to assess one or more molecular components of a biological, chemical or other system; or (iv) directly or indirectly involves molecular profiling of any human-derived sample or specimen and associated therapeutic decision support for any clinical or research purpose relating to or connected with cancer (collectively and singularly, hereinafter referred to as the “Business”).

2.	Section 1.1 of the Agreement is amended to reflect that Employee now serves in the position of Chief Scientific Officer of the Company, subject to the direction of the Chief Executive Officer or his designee.

3.	Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.1 Annual Salary. The Company shall pay the Employee a salary at the rate of $320,000.00 per year of employment hereunder (the “Annual Salary”). The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect applicable law and regulations.

4.	Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

Section 2.2 Annual Bonus. In addition to the Annual Salary, the Company may award a bonus to the Employee following the end of each fiscal year during the Term based on the Company’s accomplishment of business objectives and audited financial performance for the fiscal year as well as the Employee’s individual contribution to the Company. The performance criteria used to calculate the bonus shall be determined by the Company and is established at a targeted level of fifty percent (50%) of Annual Salary. Any annual bonus payable will be subject to the approval of the Board of Directors of the Company and shall be paid in accordance with the Company’s normal payroll policies.

5.	Section 2.3 of the Agreement is amended to include the additional provision that long-term incentive program vehicles such as stock options shall automatically vest, to the extent they are not vested for Employee, upon the Company experiencing a change in control of ownership as defined in the Caris Life Sciences, LTD 2012 Incentive Plan.

6.	Section 4.3 is hereby deleted in its entirety and replaced with the following:

Section 4.3 Termination Without Cause or for Good Reason. If the Company terminates the Employee at any time without Cause or if Employee terminates for Good Reason, the Company shall be obligated to (i) pay the Employee any accrued and unpaid Benefits vested up to the date of termination, (ii) pay the Employee a lump sum equal to six (6) months of the Employee’s then current Annual Salary; (iii) six (6) months of company-paid COBRA, and (iv) pay the Employee any annual bonus referred to in Section 2,2 above that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which the Employee was employed, and payable at the same time as the bonus would have otherwise been due had the Executive’s employment not been terminated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.

CARIS LIFE SCIENCES, INC.

By:	/s/ David D. Halbert
Name:	David D. Halbert
Title:	Chairman & CEO

EMPLOYEE:

/s/ David Spetzler
David Spetzler, Ph.D.

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